EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (SEC File Number yet to be assigned) as filed with the SEC of our audit report dated September 4, 2020, with respect to the balance sheet of Indordex Corp. as of June 30, 2020, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from June 12, 2020 (inception) to June 30, 2020.  Our report dated September 4, 2020, relating to those financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Incordex Corp.'s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Fruci & Associates II, PLLC

Spokane, Washington

September 4, 2020